RPC Contact: Kristine Szarkowitz Director-Investor Relations kszarkowitz@radient-pharma.com (Tel :) 206.310.5323

RADIENT PHARMACEUTICALS EXECUTIVE MANAGEMENT TO PRESENT AT THE 2011 AEGIS CAPITAL EMERGING GROWTH CONFERENCE IN LAS VEGAS APRIL 28, 2011

(TUSTIN, CA) April 25, 2011/Marketwire –Radient Pharmaceuticals Corporation (RPC) (NYSE AMEX:RPC) announced today, Radient Pharmaceuticals’ Chairman and CEO, Mr. Douglas MacLellan and Mr. Akio Ariura, RPC’s Chief Operating Officer and CFO, will serve as the lead presenters during the main evening reception at this year’s Aegis Capital Emerging Growth Conference, Thursday, April 28, 2011. The conference will take place between April 28 and April 30, 2011 at the Palazzo Hotel in Las Vegas, NV.

RPC’s executives will discuss Radient Pharmaceutical’s latest business developments, including clinical test results for its US FDA-cleared Onko-Sure® in vitro diagnostic (IVD) cancer test.  Additionally, the two executives will share recent Company achievements, market position, new business initiatives and FY2011 – FY2012 growth plans.

To schedule time to speak with RPC during this event contact Radient Pharmaceuticals IR at info@radient-pharma.com. Additional information on Radient Pharmaceuticals Corporation and its products is also available at www.radient-pharma.com. For Investor Relations contact Kristine Szarkowitz at IR@RadientPharma.com or 1.206.310.5323.

About Aegis Capital Corporation

Aegis Capital Corporation has been in business for the past 26 years and maintains a conflict free service platform catering to the needs of private clients, institutions and corporations. Founded in 1984 by the current CEO and Chairman, Robert Elde, the Company's origins were based on servicing the specific needs of an extremely affluent customer base. Today, it is a premier full-service investment banking firm with 11 locations and employees stretching from Florida to Rochester, NY, with clients in all 50 states and overseas. Aegis is able to bring quality service through its clearing relationships of Penson and JP Morgan. For more information please go to (www.aegiscap.com).

About Radient Pharmaceuticals:

Headquartered in Tustin, California, Radient Pharmaceuticals is dedicated to saving lives and money for patients and global healthcare systems through the deployment of its FDA-cleared In Vitro Diagnostic Onko-Sure® Test Kits for colon-rectal cancer recurrence monitoring. The company’s focus is on the discovery, development and commercialization of unique high-value diagnostic tests that help physicians answer important clinical questions related to early disease-state detection, treatment strategy, and the monitoring of disease progression or recurrence. To learn more about our company, products, and potentially life-saving cancer test, visit www.radient-pharma.com.

Forward Looking Statements:

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company’s operations, markets, services, products, and prices. With respect to Radient Pharmaceuticals Corporation, except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

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